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                                 SCIOS INC.
              (Name of Registrant as specified in its charter)

                               RANDAL J. KIRK
                                RJK, L.L.C.
                             KIRKFIELD, L.L.C.
                      THE KIRK FAMILY INVESTMENT PLAN
   (Name of person(s) filing proxy statement, if other than Registrant)


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                               PRESS RELEASE


Contact:

Caroline Gentile/Robert Siegfried
Kekst and Company
212-521-4800

      LARGEST STOCKHOLDER BLASTS SCIOS BOARD'S ENRICHMENT SCHEMES

Radford, VA, January 13, 2000 - In response to inquiries, Randal J. Kirk, Scios Inc.'s largest single shareholder, stated, "The unilateral action yesterday by Scios' Board to dispense to every employee of the company multi-year golden parachutes underscores the Board's lack of concern about stockholders.

"Unfortunately, this further highlights that this is a Board that is prone to enrichment schemes. Indeed, despite the "new" management's failure in 1999 to obtain FDA approval for the company's latest product hope, Natrecor, the Board authorized the pay-out of more than $500,000 of so-called "success" bonuses, including $85,000 to Scios' former CEO.

"The bottom line: the Scios Board has a long history of being very free with the stockholders money, but stockholders are stuck with a company that in its entire 19 year history has failed to gain FDA approval for a single product. Over the past twelve months, under the present Board and management, Scios' stock suffered a precipitous decline from a high of $12.50 per share to its current $5.00 range, while many other biotechnology companies shares increased in value, including some which reached record highs.

"Scios' stockholders have every right to be concerned about the company's future and whether their interests are the priority of the present Scios Board and management. Scios' stockholders have every right to want a Board that acts in their best interests. Scios' stockholders now are in a position to elect a new Board, committed to building stockholder value, by voting for the slate of directors I shall nominate at the Scios Annual Meeting on February 28, 2000," Mr. Kirk said.